Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:           December 12, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF FISCAL 2013 AND FISCAL YEAR

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended September 30, 2013 of $18.8 million compared to net income of $217,000 for the three months ended September 30, 2012. On a per share basis, the Company is reporting a net loss of $2.95 per share for the quarter ended September 30, 2013, compared to net income of $0.03 per share (as adjusted for our “second-step” conversion) for the quarter ended September 30, 2012.  Additionally, the Company is reporting a net loss of $18.8 million, or $2.96 per share, for the fiscal year  ended September 30, 2013 compared to net income of $2.0 million, or $0.31 per share, for the fiscal year ended September 30, 2012 (as adjusted for our “second-step” conversion).

The Company’s loss for the fourth quarter of fiscal 2013 and the fiscal year ended September 30, 2013 was due primarily to our previously announced bulk sale of a substantial portion of our problem loans. The loans had an aggregate book balance of $20.4 million, before charge-offs, and were sold on October 4, 2013 at a loss of approximately $10.1 million. The subject loans were classified as held for sale at September 30, 2013, after taking charge-offs of $10.2 million in the aggregate to reflect the anticipated sale price of such loans. As a result, our consolidated statement of financial condition at September 30, 2013 includes $10.4 million in loans as held for sale.  Such loans are not considered to be included in our loan portfolio at September 30, 2013.  The aggregate book balance of the loans held for sale at September 30, 2013 included approximately $11.2 million of non-accruing loans, $3.4 million of performing troubled debt restructurings (“TDRs”) and $5.8 million of classified and other loans. As a result of the loan sale, the Company has significantly improved its credit quality metrics.

The provision for loan losses was $10.0 million for the quarter ended September 30, 2013, compared to $450,000 for the quarter ended September 30, 2012.  For the fiscal year ended September 30, 2013, the provision for loan losses was $11.2 million, compared to $810,000 for the year ended September 30, 2012.   The $11.2 million provision recorded in fiscal 2013 was primarily driven by $10.2 million of charge-offs taken in relation to our bulk sale of problem loans. Our total gross charge-offs for the year ended September 30, 2013 were $14.3 million, a $9.7 million, or 209.8%, increase compared to $4.6 million of charge-offs during the year ended September 30, 2012. As of September 30, 2013, the balance of the allowance for loan losses was $5.1 million, or 1.26% of gross loans in portfolio and 267.75% of non-accruing loans in portfolio, compared to an allowance for loan losses of $7.6 million or 1.64% of gross loans and 77.76% of non-accruing loans at September 30, 2012.

The Company’s net interest income for the three months ended September 30, 2013 was $3.8 million, a decrease of $289,000 compared to the three month period ended September 30, 2012.  The Company's net interest rate spread of 2.40% and net interest margin of 2.54% for the three months ended September 30, 2013 decreased when compared to a net interest rate spread of 2.52% and a net interest margin of 2.66% for the fourth quarter of fiscal 2012. Similarly, the Company’s net interest income for the year ended September 30, 2013 was $15.4 million, a decrease of $2.0 million compared to the year ended September 30, 2012.  The Company's net interest rate spread of 2.27% and net interest margin of 2.44% for the year ended September 30, 2013 decreased when compared to a net interest rate spread of 2.67% and a net interest margin of 2.79% for the year ended September 30, 2012.

The Company’s interest and dividend income decreased for the three month period ended September 30, 2013 by $748,000, or 12.3%, over the comparable fiscal 2012 period to $5.4 million.  Interest income on loans decreased in the three months ended September 30, 2013 over the prior comparable period in fiscal 2012 by $987,000, or 17.3%.  The decrease in interest earned on loans in the fourth quarter of fiscal 2013 was due primarily to a $45.6 million, or 9.8%, decrease in the average balance of our outstanding loans as well as a 40 basis point decrease in the average yield earned on our loan portfolio in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012.  Interest income on investment securities increased by $213,000, or 53.9%, in the fourth quarter of fiscal 2013 compared to the comparable prior fiscal year period.  The average yield on investment securities of 1.94% for the three months ended September 30, 2013 increased compared to 1.81% for the fourth quarter of fiscal 2012.

The Company’s interest and dividend income decreased for the fiscal year ended September 30, 2013 by $3.5 million, or 13.5%, over fiscal 2012 to $22.3 million.  Interest income on loans decreased in the fiscal year ended September 30, 2013 over fiscal 2012 by $3.9 million, or 16.1%.  The decrease in interest earned on loans in fiscal 2013 was due primarily to a $38.5 million, or 8.0%, decrease in the average balance of our outstanding loans as well as a 44 basis point decrease in the average yield earned on our loan portfolio in fiscal 2013 compared to fiscal 2012.  Interest income on investment securities increased by $299,000, or 17.9%, in fiscal 2013 over fiscal 2012.  The average yield on investment securities decreased eight basis points to 1.85% for the year ended September 30, 2013 from 1.93% for fiscal 2012.  The average balance of our investment securities increased by $20.2 million during the fiscal year ended September 30, 2013 compared to the fiscal 2012.

The Company’s interest expense for the three month period ended September 30, 2013 was $1.5 million, a decrease of $459,000 from the three month period ended September 30, 2012. The reason for the decrease in interest expense in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 was a 27 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $28.6 million, or 5.6%, in the fourth quarter of fiscal 2013 compared to fourth quarter of fiscal 2012 due primarily to a $20.3 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 0.95% for the fourth quarter of fiscal 2013 from 1.22% for the fourth quarter of fiscal 2012.  Our expense on borrowings amounted to $388,000 in the fourth quarter of fiscal 2013 compared to $431,000 in the fourth quarter of fiscal 2012.  The average balance of our borrowings decreased by $1.8 million in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012.  The average rate paid on borrowed funds decreased to 3.35% in the fourth quarter of fiscal 2013 compared to 3.58% in the fourth quarter of fiscal 2012. During the fourth quarter of fiscal 2013 we prepaid $20.0 million in advances from the Federal Home Loan Bank which had a weighted average cost of 3.84%.  We replaced a portion of the prepaid advances with the addition of $10.0 million of new FHLB advances in the fourth quarter of fiscal 2013 which have a weighted average cost of 1.06%.

The Company’s interest expense for the year ended September 30, 2013 was $6.9 million, a decrease of $1.5 million from the year ended September 30, 2012. The reason for the decrease in interest expense in fiscal 2013 compared to fiscal 2012 was a 24 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $17.7 million, or 3.4%, in fiscal 2013 compared to fiscal 2012 due primarily to a $11.2 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 1.05% for fiscal 2013 from 1.29% for fiscal 2012.  Our expense on borrowings amounted to $1.7 million in fiscal 2013, which was relatively constant with the amount in fiscal 2012.  The average balance of our borrowings decreased by $1.0 million in fiscal 2013 compared to fiscal 2012, and the average rate paid on borrowed funds decreased slightly to 3.50% in fiscal 2013 compared to 3.54% in fiscal 2012.

The Company’s other, or non-interest, income decreased by $1,000, to $485,000 for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.  The decrease in other income during the fourth quarter of fiscal 2013 was due to a $24,000 net loss on sale of investments, partially offset by a $55,000 increase in service charges and other fees, a $20,000 increase in earnings on bank-owned life insurance (“BOLI”) and a $34,000 increase in net gain on sale of loans.

The Company’s other, or non-interest, income increased by $433,000, or 17.9%, to $2.9 million for the year ended September 30, 2013 compared to $2.4 million for the year ended September 30, 2012. The increase in other income during fiscal 2013 was primarily due to a non-recurring, tax free death benefit of approximately $596,000 received pursuant to BOLI.  In addition, we sold approximately $17.3 million in fixed-rate residential mortgage loans and $10.1 million in mortgage backed securities in a bulk sale in the secondary market which resulted in a net gain of approximately $366,000 during fiscal 2013.  Also, our gain on sale of investments in fiscal 2013 decreased by $272,000 compared to fiscal 2012, and we recognized a $416,000 loss on the sale of a $2.1 million commercial real estate loan which had been classified as substandard during the year ended September 30, 2013.

The Company’s other, or non-interest, expense increased by $2.5 million, or 64.4%, to $6.5 million in the quarter ended September 30, 2013 compared to $3.9 million for the quarter ended September 30, 2012. The increase in other expenses in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 was due primarily to the $1.5 million in FHLB pre-payment penalties recognized, a $423,000 increase in other real estate owned (“REO”) expense, a $371,000 increase in salaries and employee benefits and a $205,000 increase in professional fees.  For the fourth quarter of fiscal 2013, the Company had income tax expense of $6.6 million compared to $8,000 in the fourth quarter of fiscal 2012.  The increased income tax expense for the three months ended September 30, 2013 was primarily due to $6.7 million in charges taken for our deferred tax asset (“DTA”) valuation allowance.

The Company’s other, or non-interest, expenses increased by $3.4 million, or 20.6%, to $19.8 million for the year ended September 30, 2013 compared to $16.4 million for the year ended September 30, 2012. The increase in other expenses in fiscal 2013 compared to fiscal 2012 was due primarily to the $1.5 million in FHLB pre-payment penalties recognized as well as a $1.1 million increase in salaries and employee benefits. The increase in salaries and employee benefits expense during the year ended September 30, 2013 primarily reflects an increase in the number of employees in our secondary market program as well as the increase in support staff in the credit review department and mortgage loan department. There was an increase of $283,000 in professional fees and a $302,000 increase in REO expense in fiscal 2013 compared to fiscal 2012.  For fiscal 2013, the Company had an income tax expense of $6.0 million compared to income tax expense of $628,000 for fiscal 2012.

The Company’s total assets decreased $110.3 million or 15.5% to $601.6 million at September 30, 2013 compared to $711.8 million at September 30, 2012. The decrease was primarily due to a $108.2 million or 82.0% decrease in cash and cash equivalents and a $55.1 million or 12.1% reduction in net loans receivable. These decreases were partially offset by a $44.2 million or 54.9% increase in investment securities and a $6.1 million increase in bank owned life insurance. The decrease in cash and cash equivalents at September 30, 2013 compared to September 30, 2012 was due to a $20.8 million refund of excess stock subscriptions received in our second-step conversion and stock offering, the utilization of cash to purchase additional investment securities and to prepay $20.0 million in advances from the FHLB during fiscal 2013.  We also replaced a portion of the prepaid advances with the addition of $10.0 million of new FHLB advances in fiscal 2013. The $55.1 million decrease in net portfolio loans receivable was due primarily to the transfer of a net of $10.4 million of loans (after an aggregate of $10.2 million in charge-offs) to held for sale status at September 30, 2013 as well as normal amortization and prepayments of our loans in portfolio.  During fiscal 2013, we recorded a $41.6 million decline in our portfolio of commercial real estate loans, a $13.8 million decrease in our portfolio of residential and commercial construction and development loans as well as an $11.2 million decrease in consumer second mortgage loans.

Our total liabilities at September 30, 2013, were $526.1 million compared to $649.2 million at September 30, 2012. The $123.0 million, or 19.0% decrease in total liabilities was due primarily to the elimination of the $56.7 million stock subscription escrow, reflecting the closing of our second-step conversion on October 11, 2012, and a $56.4 million decrease in total deposits. Our total deposits were $484.6 million at September 30, 2013 compared to $541.0 million at September 30, 2012. There was a $10.1 million decrease in our FHLB advances for fiscal 2013.   The decrease in FHLB advances was due to prepaying $20.0 million in advances during the month of September 2013, which was partially offset by a $10.0 million purchase in lower costing advances during fiscal 2013.

Shareholders’ equity increased by $12.8 million to $75.4 million at September 30, 2013 compared to $62.6 million at September 30, 2012.  The increase was due to the $34.7 million in net proceeds received from the stock offering undertaken as part of the “second-step” conversion of the Bank from the mutual holding company structure to the stock holding company structure, which was completed on October 11, 2012, partially offset by the $18.8 million in net loss for fiscal 2013. Our ratio of equity to assets was 12.54% at September 30, 2013.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30, 2013	At September 30, 2012
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$601,554	$711,812
Loans receivable, net	401,857	457,001
Loans held for sale	10,367	-
Securities available for sale	124,667	80,508
FHLB borrowings	38,000	48,085
Deposits	484,596	540,988
Shareholders’ equity	75,406	62,636
Total liabilities	526,148	649,176
Allowance for loan losses	5,090	7,581
Non-accrual loans	1,901	9,749
Non-performing assets	5,863	14,343
Performing troubled debt restructurings	1,346	8,187
Non-performing assets and performing troubled debt restructurings	7,209	22,530

	Three Months Ended September 30,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,360	$6,108
Total interest expense	1,533	1,992
Net interest income	3,827	4,116
Provision for loan losses	9,980	450
Net interest (loss) income after provision for loan losses	(6,153)	3,666
Total other income	485	486
Total other expense	6,454	3,927
Income tax expense	6,648	8
Net (loss) income	$(18,770)	$217
Net (loss) earnings per share*	$(2.95)	$0.03
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Year Ended September 30,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$22,301	$25,775
Total interest expense	6,944	8,412
Net interest income	15,357	17,363
Provision for loan losses	11,235	810
Net interest income after provision for loan losses	4,122	16,553
Total other income	2,860	2,427
Total other expense	19,775	16,393
Income tax expense	6,010	628
Net (loss) income	$(18,803)	$1,959
Net (loss) earnings per share*	$(2.96)	$0.31
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Three Months Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.56%	3.95%	3.54%	4.15%
Average rate on interest-bearing liabilities	1.16	1.43	1.27	1.48
Net interest rate spread(2)	2.40	2.52	2.27	2.67
Net interest margin(3)	2.54	2.66	2.44	2.79
Total non-interest expense to average assets	3.98	2.40	2.93	2.50
Efficiency ratio(4)	149.68	85.33	108.55	82.83
Return on average assets	(11.57)	0.13	(2.79)	0.30
Return on average equity	(82.74)	1.38	(20.24)	3.15

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	0.47%	2.11%	0.47%	2.11%
Non-performing assets as a percent of total assets	0.97	2.01	0.97	2.01
Non-performing assets and performing troubled debt restructurings as a percent of total assets	1.20	3.17	1.20	3.17
Allowance for loan losses as a percent of non-accrual loans	267.75	77.76	267.75	77.76

Capital Ratios(5):
Total risk-based capital to risk weighted assets	18.97%	14.22%	18.97%	14.22%
Tier 1 risk based capital to risk weighted assets	17.72	12.96	17.72	12.96
Tangible capital to tangible assets	10.91	7.70	10.91	7.70
Tier 1 leverage (core) capital to adjusted tangible assets	10.91	7.70	10.91	7.70
Shareholders’ equity to total assets	12.54	8.80	12.54	8.80

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(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	September 30, 2013	June 30, 2013	September 30, 2012
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,021	$1,844	$1,402
Commercial:
Commercial real estate	155	1,398	1,778
Consumer:
Home equity lines of credit	-	72	220
Second mortgages	1,262	789	1,140
Other	5	9	4
Total	$2,443	$4,112	$4,544

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.  The table does not include loans held for sale at September 30, 2013.

	September 30, 2013	June 30, 2013	September 30, 2012
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$1,295	$2,360	$3,540
Construction and development:
Residential and commercial(1)	-	8,395	3,788
Commercial:
Commercial real estate(2)	-	2,907	1,458
Other	-	163	201
Consumer:
Home equity lines of credit	34	20	23
Second mortgages	572	713	739
Total non-accruing loans	1,901	14,558	9,749
Other real estate owned and other foreclosed assets:
Residential mortgage	725	2,025	1,262
Construction and development:
Residential and commercial	675	801	-
Commercial:
Commercial real estate	1,929	1,721	2,405
Multi-family	81	171	486
Other	174	-	-
Consumer:
Second mortgages	378	416	441
Total other real estate owned	3,962	5,134	4,594
Total non-performing assets	5,863	19,692	14,343
Performing troubled debt restructurings:
Residential mortgage	-	540	864
Construction and development:
Residential and commercial	209	-	-
Land	237	-	1,148
Commercial:
Commercial real estate	-	2,755	6,000
Other	900	173	175
Total TDRs	1,346	3,468	8,187
Total non-performing assets and performing troubled debt restructurings	$7,209	$23,160	$22,530
Ratios:
Total non-accrual loans as a percent of gross loans	0.47%	3.40%	2.11%
Total non-performing assets as a percent of total assets	0.97%	2.96%	2.01%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	1.20%	3.48%	3.17%
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(1) Includes six loans classified as TDRs in the aggregate amount of $8.4 million at June 30, 2013 and two loans classified as TDRs in the aggregate amount of $1.4 million at September 30, 2012.
(2) Includes two loans classified as TDRs in the aggregate amount of $2.0 million at June 30, 2013.